Exhibit 99.1

               Advancis Pharmaceutical Reports Third Quarter 2004
                  Results and Termination of GSK Collaboration

      Augmentin PULSYS Collaboration to End Effective December 15, 2004;
         Company Begins First Phase III Trial for Amoxicillin PULSYS;
          Keflex Antibiotic Provides Company's First Product Sales;
      Generic Clarithromycin XL Development Program to be Discontinued;
        Company Moves Up Quarterly Conference Call to October 20, 2004


    GERMANTOWN, Md., Oct. 19 /PRNewswire-FirstCall/ -- Advancis Pharmaceutical Corporation (Nasdaq: AVNC), a pharmaceutical company focused on developing and commercializing novel anti-infective products, today announced financial and operational results for the quarter ended September 30, 2004. The Company also announced that GlaxoSmithKline (GSK) notified the Company on October 15, 2004 of their intent to discontinue the companies' agreement to utilize Advancis' patents and proprietary PULSYS(TM) technology with GSK's Augmentin(R) products.

    Advancis reported third quarter 2004 revenue of $3.1 million, resulting from amortization of payments and reimbursed development costs under the Company's collaborative agreements, and from product sales of the antibiotic Keflex(R). Net loss applicable to common stockholders was $9.2 million for the third quarter, compared to a net loss of $8.5 million in the second quarter of 2004 and a net loss of $29.1 million in the third quarter of 2003. Net loss per share during the third quarter of 2004 was ($0.41), compared to a net loss of ($0.37) in the prior quarter, and a net loss of ($20.19) per share in the comparable quarter of last year. Third quarter 2003 net loss figures include $22.6 million, or ($15.65) per share, in non-cash beneficial conversion charges taken resulting from the sale of Company securities during that quarter. As of September 30, 2004, cash, cash equivalents and marketable securities totaled $36.5 million.

    "We are disappointed with GSK's decision, however, we understand that our partners' priorities can change," stated Edward M. Rudnic, Ph.D., chairman, president and CEO of Advancis. "However, with the start of patient dosing in our Amoxicillin PULSYS Phase III trial, along with product sales from Keflex beginning during the quarter, we are very pleased with our position heading into 2005. Looking ahead, we are excited and optimistic about our Phase III trial results expected in the first half of next year, and, if successful, our anticipated NDA filing in the latter half of 2005. In addition, we anticipate beginning subsequent Phase III trials for Amoxicillin PULSYS, and continuing to build on the commercial infrastructure we have started with the sales and marketing of Keflex."



    OPERATIONAL HIGHLIGHTS

    Termination of GSK Collaboration

    Following the quarter-end, Advancis was notified that GSK will terminate their collaboration pursuant to the terms of the companies' July 2003 agreement, effective December 15, 2004. Advancis remains confident that pulsatile amoxicillin/clavulanate is technically and commercially viable, and will be exploring other avenues and partners. Additionally, the Company believes continued progress on its pulsatile version of amoxicillin will help support future productive PULSYS collaborations.

    "We do not believe GSK's decision reflects on the value of our novel pulsatile dosing approach," said Dr. Rudnic. "In fact, we are moving quickly with our Amoxicillin PULSYS Phase III clinical trial, and will continue to seek favorable partnerships on our other PULSYS products under development."

    To date, Advancis has received a non-refundable $5 million payment upon the signing of the agreement and a subsequent non-refundable $3 million milestone payment recognized in the fourth quarter of 2003. As a result of the termination, the company expects to accelerate the recognition of the remaining deferred revenue of approximately $3.5 million related to the collaboration during the fourth quarter.


    Amoxicillin PULSYS

    On October 15, 2004, the first patient was dosed under Advancis' Phase III clinical program designed to support product approval for Amoxicillin PULSYS for the treatment of adolescents and adults with acute pharyngitis and/or tonsillitis due to Group A streptococcal infections. The primary endpoint for the study will be bacterial eradication, as measured by throat swabs both before and after treatment. The trial is expected to last from six to nine months and, if successful, the Company expects to file a 505(b)(2) New Drug Application with the FDA for this product in the second half of 2005 and to launch the product by as early as 2006.


    Product Sales -- Keflex(R) (cephalexin capsules, USP)

    Advancis reported net Keflex sales of $1.1 million in the third quarter, its first quarter selling and marketing the product. Advancis is currently working on the development of a once-a-day cephalexin utilizing the Company's proprietary PULSYS(TM) technology designed to increase the convenience of cephalexin therapy, which is currently dosed two to four times daily for a period of seven to 14 days.


    Generic Clarithromycin XL

    Advancis has an agreement with Par Pharmaceutical (Par) licensing the distribution and marketing rights to its generic formulation of Abbott's Biaxin(R) XL (extended release clarithromycin). The Company conducted bioequivalence studies on two revised formulations of its generic product, with both formulations failing to achieve bioequivalence.

    Advancis has concluded that due to the non-core nature of the product, the expense involved in the development of additional formulations, the continued redirection of Company resources required to pursue the product, and the reduced market potential given the emergence of competing products, it will discontinue further development work on the product. Advancis and Par are currently in discussions regarding the status of the agreement.



    FINANCIAL DETAILS

    * Total revenue was $3.1 million in the third quarter of 2004, resulting from $1.1 million in Keflex sales, $0.7 million from amortization of upfront payments through the Company's collaborations with GSK on amoxicillin/clavulanate and with Par on Amoxicillin PULSYS, and from $1.2 million in reimbursed R&D expenses under the Company's collaboration with Par on Amoxicillin PULSYS. Advancis revenue totaled $0.9 million in the prior quarter and totaled $4.2 million for the first
      three quarters of 2004.   The company generated revenue of $0.3 million
      in the first three quarters of 2003.

    * Operating expenses. Third quarter research and development expenses, primarily consisting of salaries, stock-based compensation, and related expenses for personnel and capital resources used in the Company's clinical trials and research initiatives, were $9.3 million, up from $6.4 million in the previous quarter and $5.0 million in the third quarter of 2003. For the first nine months of 2004, total R&D expenses were $23.6 million, up from $10.5 million in the first nine months of 2003. Higher R&D expenses in 2004 resulted from an increase number of clinical trials, including the start of the Company's Phase III trial for Amoxicillin PULSYS, and an increase in R&D personnel costs.

      Selling, general and administrative (SG&A) expenses totaled $3.1 million in the third quarter, compared to $3.1 million in the second quarter of 2004, and $1.8 million in the third quarter of 2003. For the first three quarters of 2004, total SG&A expenses were $9.4 million, up from $3.7 million in the prior year, primarily due to an increased number of Company employees.

    * Net loss for the third quarter of 2004 was $9.2 million. This compares to a net loss of $8.5 million in the second quarter of 2004, and $8.2 million in the third quarter of 2003. For the first nine months of 2004, net loss was $28.3 million, up from a net loss of $15.6 million in the first nine months of 2003.

    * Net loss per share applicable to common stockholders for the third quarter of 2004 was ($0.41), up from a loss per common share of ($0.37) in the prior quarter and down from ($20.19) in the third quarter of 2003. For the first nine months of 2004, net loss per share applicable to common stockholders was ($1.25), compared to ($31.55) in the first nine months of 2003. Year-over-year reductions in net loss per share were due to increased losses that were offset by $22.6 million, or ($15.65) per share, in non-cash beneficial conversion charges taken in 2003 resulting from the Company's sale of convertible notes and preferred stock, and increases in the number of shares outstanding resulting from the Company's initial public offering of common stock in the fourth quarter of 2003.

      Per share figures were computed on the basis of an average of 22.7 million shares outstanding in the second and third quarter of 2004, and
      1.4 million shares outstanding in the third quarter of 2003. Per share figures for the first nine months of 2004 were computed based on an average of 22.7 million shares outstanding, and 1.2 million shares outstanding for the first nine months of 2003.

    * Cash and marketable securities decreased by $4.8 million during the third quarter. Changes were composed of $9.4 million of operating losses, $1.3 million for fixed asset additions; offset by $3.3 million in deferred revenue from the Par R&D reimbursement payment regarding Amoxicillin PULSYS, $0.2 million in net borrowings, and $2.4 million from working capital changes and other items. Following the quarter-end, the Company received an additional $4.5 million R&D reimbursement payment under its Amoxicillin PULSYS agreement with Par.

    * The Balance Sheet at the end of the third quarter reflected $36.5 million of cash, cash equivalents and marketable securities, compared to $41.2 million as of June 30, 2004, and $17.1 million as of September 30, 2003.


    FINANCIAL GUIDANCE


    Full Year 2004 financial results are expected to show total cash used from the Company's operations, excluding the Keflex acquisition, to be approximately $27 million to $29 million. Cash used during the year is an increase over prior projections as Advancis now anticipates potential new collaborations, and related upfront payments, to occur in 2005 rather than 2004. Additionally, milestone payments under the Company's collaborations with Par on generic Biaxin XL and GSK on Augmentin PULSYS, previously anticipated during 2004, are now not expected to occur due to the discontinuance of the programs. Total cash balance at December 31, 2004 is expected to be in the range of $25 million to $27 million.

    Total revenue for the year is now expected to be between $12 million and $14 million, including the recognition of $3.5 million of unamortized license payments from cancellation of the GSK collaboration. Net loss for the year is expected to be between $35 million and $40 million, or approximately $1.50 to $1.75 per diluted common share. Non-cash charges for 2004, consisting primarily of stock-based compensation expenses and depreciation and amortization, are expected to be approximately $8 million.



    CONFERENCE CALL


    Advancis also announced it has moved up the timing for its third quarter investor conference call. The Company has scheduled a conference call for tomorrow, Wednesday, October 20, 2004 at 10:30 AM ET. During the call, Dr. Edward Rudnic, chairman, president and CEO, and Steve Shallcross, senior vice president and CFO, will discuss quarterly results and other corporate activities. Investors can call 1-800-813-8504 (domestic) and 1-706-643-7752 (international) prior to the 10:30 AM start time and ask for the Advancis Pharmaceutical conference call hosted by Dr. Rudnic. A replay of the call will be available on October 20, 2004 beginning at 12:30 PM ET and will be accessible until Wednesday, October 27, 2004 at 5:00 PM ET. The replay call-in number is 1-800-642-1687 for domestic callers and 1-706-645-9291 for international callers. The access number is 1461945.

    The conference call will also be broadcast simultaneously on the Company's website, http://www.advancispharm.com. Investors should click on the Investor Relations tab and are advised to go to the website at least 15 minutes early to register, download, and install any necessary audio software. The call will also be archived on the Advancis website.


    About Advancis Pharmaceutical Corporation:

    Advancis Pharmaceutical Corporation (Nasdaq: AVNC) is a pharmaceutical company focused on the development and commercialization of pulsatile drug products that fulfill substantial unmet medical needs in the treatment of infectious disease. The Company is developing a broad portfolio of anti-infective drugs based on its novel biological finding that bacteria exposed to antibiotics in front-loaded staccato bursts, or "pulses," are killed more efficiently and effectively than those under standard treatment regimens. Based on this finding, Advancis has developed a proprietary, once-a-day pulsatile delivery technology called PULSYS(TM). By examining the resistance patterns of bacteria and applying its delivery technologies, Advancis has the potential to redefine infectious disease therapy and significantly improve drug efficacy, shorten length of therapy, and reduce drug resistance versus currently available antibacterial products. For more on Advancis, please visit http://www.advancispharm.com.


    About Keflex:

    Keflex(R) (cephalexin capsules, USP) is a first-generation cephalosporin antibiotic shown to be active against strains of both gram-positive and gram-negative aerobes in vitro and in clinical infections. Keflex is indicated for treatment of the following infections: respiratory tract infections, otitis media, skin and skin structure infections, bone infections, and genitourinary tract infections. More information on Keflex and prescribing information are available at http://www.advancispharm.com/products/keflex.


    This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based on Advancis' current expectations and assumptions. These statements are not guarantees of future performance and are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, statements about the Company's product development and commercialization schedule and its expected milestone payments; expectations regarding development and commercialization of the Company's generic clarithromycin and other products, Dr. Rudnic's comments and expectations concerning the Company; the Company's initiatives to develop improved antibiotics; the Company's existing and anticipated collaborative agreements; and all of the financial forecasts and projections for the full year of 2004 included under the Financial Guidance section of this announcement.

    The actual results realized by Advancis could differ materially from these forward-looking statements, depending in particular upon the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. These include, without limitation, risks and uncertainties relating to the Company's financial results and the ability of the Company to (1) reach profitability, (2) prove that the preliminary findings for its product candidates are valid, (3) receive required regulatory approvals, (4) successfully conduct clinical trials in a timely manner, (5) establish its competitive position for its products, (6) develop and commercialize products that are superior to existing or newly developed competitor products, (7) develop products without any defects, (8) have sufficient capital resources to fund its operations, (9) protect its intellectual property rights and patents, (10) implement its sales and marketing strategy, (11) successfully attract and retain collaborative partners, and (12) retain its senior management and other personnel. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. Advancis undertakes no obligation to update or revise the information in this announcement, whether as a result of new information, future events or circumstances or otherwise.




                     ADVANCIS PHARMACEUTICAL CORPORATION

                           STATEMENTS OF OPERATIONS
                                 (Unaudited)

                          Three Months Ended          Nine Months Ended
                             September 30,              September 30,
                          2004          2003          2004          2003

     Revenue:
      Product sales    $ 1,132,513   $         -   $ 1,132,513   $         -
      Contract revenue     729,167       312,500     1,493,056       312,500
      Reimbursement of
       development
       costs             1,212,060             -     1,615,125             -
         Total revenue   3,073,740       312,500     4,240,694       312,500


     Costs and expenses:
      Cost of product
       sales                78,928             -        78,928             -
      Research and
       development       9,327,378     5,009,969    23,632,238    10,547,935
      Selling,
       general and
       administrative    3,072,925     1,837,024     9,392,726     3,690,366
         Total
          expenses      12,479,231     6,846,993    33,103,892    14,238,301

     Loss from
      operations        (9,405,491)   (6,534,493)  (28,863,198)  (13,925,801)

     Interest income       209,987        48,450       619,674        83,901
     Interest expense      (32,577)            -       (95,509)     (133,606)
     Beneficial
      conversion
      feature --
      deemed interest
      expense                    -    (1,666,667)            -    (1,666,667)

     Net loss           (9,228,081)   (8,152,710)  (28,339,033)  (15,642,173)

     Accretion of
      issuance
      costs of
      mandatorily
      redeemable
      convertible
      preferred stock            -       (75,640)            -      (113,001)

     Beneficial
      conversion
      feature --
      deemed
      dividend to
      preferred
      stockholders               -   (20,907,620)            -   (20,907,620)

     Net loss
      applicable to
      common
      stockholders     $(9,228,081) $(29,135,970) $(28,339,033) $(36,662,794)


     Basic and diluted
      net loss per
      share applicable
      to common
      stockholders     $     (0.41) $     (20.19) $      (1.25) $     (31.55)

     Shares used in
      calculation of
      basic and
      diluted net
      loss per share    22,689,895     1,442,784    22,680,461     1,161,873



                     ADVANCIS PHARMACEUTICAL CORPORATION

                                BALANCE SHEETS
                                 (Unaudited)

                                             September 30,       December 31,
                                                 2004               2003
    ASSETS
      Current assets:
        Cash and cash equivalents           $  11,440,806      $  37,450,490
        Marketable securities                  25,044,815         27,636,632
        Accounts receivable                       790,878          3,000,000
        Inventories                               218,734                -
        Prepaid expenses and other
         current assets                           472,674          1,127,464
          Total current assets                 37,967,907         69,214,586

      Property and equipment, net              15,097,478         12,512,792
      Restricted cash                           1,909,843          1,776,569
      Deposits                                    496,699            477,396
      Notes receivable                            121,500            121,500
      Intangible assets, net                   10,982,098             72,000
          Total assets                      $  66,575,525      $  84,174,843


    LIABILITIES AND STOCKHOLDERS' EQUITY
      Current liabilities:
        Accounts payable                    $   2,024,830      $   2,683,713
        Accrued expenses                        4,590,917          3,757,863
        Lines of credit - current
         portion                                1,047,296            953,984
        Deferred contract revenue               3,551,541          1,250,000
          Total current liabilities            11,214,584          8,645,560

      Lines of credit - noncurrent portion      1,742,207          1,411,604
      Note payable                                 75,000             75,000
      Deferred contract revenue                 7,215,278          3,125,000
      Deferred rent and credit on
       lease concession                           978,809            767,759
          Total liabilities                    21,225,878         14,024,923


      Stockholders' equity:
        Preferred stock, undesignated                   -                  -
        Common stock, par value                   226,902            226,394
        Capital in excess of par value        120,963,947        120,141,450
        Deferred stock-based compensation      (3,328,517)        (6,126,286)
        Accumulated deficit                   (72,441,051)       (44,102,018)
        Accumulated other comprehensive
         income (loss)                            (71,634)            10,380
          Total stockholders' equity           45,349,647         70,149,920

          Total liabilities and
           stockholders' equity             $  66,575,525      $  84,174,843



                     ADVANCIS PHARMACEUTICAL CORPORATION

                           STATEMENTS OF CASH FLOWS
                                 (Unaudited)

                                               Nine Months Ended September 30,
                                                    2004              2003

    Cash flows from operating activities:
     Net loss                                  $  (28,339,033) $  (15,642,173)
     Adjustments to reconcile net income to
      net cash used in operating activities:
       Depreciation and amortization                1,625,494         466,062
       Stock-based compensation                     3,589,985       1,745,013
       Deferred rent and credit on lease
        concession                                    123,971         (41,501)
       Interest accrued on convertible
        notes                                               -          91,389
       Beneficial conversion feature -
        deemed interest expense                             -       1,666,667
       Amortization of premium on
        marketable securities                       1,111,010               -
       Changes in:
        Accounts receivable                         2,209,122               -
        Inventories                                  (218,734)              -
        Prepaids and other current assets             654,790        (805,109)
        Deposits other than on property
         and equipment                                (26,952)         (2,720)
        Accounts payable                             (658,883)        395,214
        Accrued expenses                            2,143,788       1,435,667
        Deferred contract revenue                   6,391,819       4,687,500
           Net cash used in operating
            activities                            (11,393,623)     (6,003,991)

    Cash flows from investing activities:
     Purchase of Keflex intangible assets         (11,205,517)              -
     Purchase of marketable securities            (23,104,372)     (5,249,697)
     Sale of marketable securities                 24,503,165               -
     Purchases of property and equipment           (4,825,809)     (6,643,037)
     Deposits on property and equipment              (367,327)     (1,234,889)
     Restricted cash                                 (133,274)       (336,676)
     Landlord lease concession                         87,079         830,010
           Net cash (used in) provided by
            investing activities                  (15,046,055)    (12,634,289)

    Cash flows from financing activities:
     Proceeds from lines of credit                  1,389,397       1,036,655
     Payments on lines of credit                     (965,482)       (448,036)
     Proceeds from convertible notes payable                -       5,000,000
     Proceeds from exercise of common
      stock options                                     6,079          70,379
     Proceeds from issuance of preferred
      stock, net of issuance costs                          -      20,783,106
           Net cash provided by financing
            activities                                429,994      26,442,104

    Net increase (decrease) in cash and
     cash equivalents                             (26,009,684)      7,803,824

    Cash and cash equivalents, beginning
     of period                                     37,450,490       4,059,911

    Cash and cash equivalents, end of period   $   11,440,806  $   11,863,735




SOURCE  Advancis Pharmaceutical Corporation
    -0-                             10/19/2004
    /CONTACT: Steve Shallcross, Senior Vice President & CFO, +1-301-944-6590, sshallcross@advancispharm.com, or Bob Bannon, Director, Investor Relations, +1-301-944-6710, rbannon@advancispharm.com, both of Advancis Pharmaceutical Corporation/
    /Web site:  http://www.advancispharm.com /
    (AVNC)

CO:  Advancis Pharmaceutical Corporation; GlaxoSmithKline; GSK
ST:  Maryland
IN:  HEA MTC BIO
SU:  ERN ERP CCA